ATTACHMENT III

STOCK  OPTIONS PLAN FOR EMPLOYEES

BRF S.A.

Índice Geral

Plan General Guidelines		3
Plan		4
1.	Plan Objectives	5
2.	Definitions	5
3.	Shares Purchase Option Plan	7
3.1.	Eligibility	7
3.2.	Granting of Options	7
3.3.	Grace Period of the Shares Purchase Option Plan (Vesting)	8
4.	Additional Shares Purchase Option Plan	9
4.1. Eligibility		9
4.2. Granting of Options		9
4.3. Grace Period of the Additional Shares Purchase Option Plan (Vesting)		11
5	Plan Management	12
6.	Actions	14
7.	Maximum Validity Term for the Exercise of Options	14
8.	Negotiation of Options and Shares	15
9.	Exercise of Options	15
10.	Option Price of Options and Payment Method	16
11.	Dismissal, Retirement, Permanent Invalidity or Death	17
12.	Society Restructure and Change in Number of Shares	18
13.	Miscellaneous	18

Plan General Guidelines

In order to offer an investment opportunity for the directors, statutory or not and others (“Beneficiaries”), of BRF S.A. (the “Company”) by increasing the level of attracting, retaining and motivating them, aligning the interests of Beneficiaries, shareholders and investors, it is implemented the stock  options plan (the “Stock Options Plan for employees”) in conjunction with an additional Shares purchase plan by the Beneficiaries with Options parity (the “Additional Stock Options Plan for employees”), together with the Stock Options Plan for employees the “Plan”, which shall comply with the following General Guidelines:

1.         Objectives. The Plan shall have the following objectives: (a) attract, retain and motivate the Beneficiaries, (b) generate value for the Company´s shareholders, and (c) support the vision of “owner”, (d) alignment between Beneficiaries and shareholders over the long term.

2.         Eligible Beneficiaries. The directors, statutory or not, and others of the Company and/or its Subsidiaries may be elected as beneficiaries of the Option grants pursuant to the Plan, (the “Beneficiaries”).

3.         Grant. Subjected to the approval of the Board of Directors on granting any Options facing legal, statutory or limited restrictions established by this Plan, the Options grant by the Plan shall be: (a) ordinary – annually promoted for its Beneficiaries based on the achievement of results by the Company; and (b) extraordinary – up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions.  The granting of the Additional Stock Options Plan to its Beneficiaries shall be based on the proportion between the amount expended by the Beneficiary to acquire Shares of the Company on stock exchange market in which the Company negotiates its Shares and the value of the Profit Sharing (PR), hiring bonus and other receivables (excluding salary) authorized by the Board of Directors, received by the Beneficiary of the Company and/or its Subsidiaries in the year of the Shares purchase.

4.         Option. The Beneficiary shall be granted options to purchase or subscribe Shares (“Options”). Each Option shall grant its holder the right to subscribe for a new Share or the purchase of a Share held in treasury.

5.         Term. The Plan shall enter into force from the date of its adoption by the Company General Meeting, and shall be effective for a period of 5 (five) years.

6.         Plan Management. The Plan shall be managed by the Board of Directors of the Company, within the limits set out in these General Guidelines and applicable law. It is granted to the Board of Directors to use the People Committee of Executives to support in the Plan management. The Board of Directors shall have, among others, the power to: (a) appraise and approve the recommendations as to the Beneficiaries and the number of Options granted in each grant; (b) guarantee compliance with the rules of the Plan, and judge exceptional cases not provided for therein; (c) monitor the Plan operation, market practice and legislation, being able to change the rules applicable to the Plan described below, always within the limits established by the applicable law and the General Guidelines;(d) approve increases in the social capital of the Company, within the limit of authorized capital and/ or negotiate privately with Shares held in treasury to comply with obligations set forth herein;(e) change every year, the number of Options granted and not yet exercised; and  (f) report to the market, CVM, SEC and BM&FBovespa the necessary information about the Plan.

7.         Decrease Limit. The Plan shall grant Options to Beneficiaries depending on the results achieved by the Company, being, however, that the Options granted by the Plan at any time shall not exceed, in aggregate, the maximum limit of 2,5% (Two point five) of the total number of Shares.

Plan

1.                  Plan Objectives.

1.1. This Plan aims at establishing rules for the Beneficiaries of the Company, who subject to certain conditions, are able to purchase Shares by granting of Options, in order to:

(a)        Align interests of Beneficiaries, shareholders and investors;

(b)        Design the vision and long-term commitment between the Beneficiaries and the Company;

(c)        Encourage the vision of “owner” of the Beneficiaries;

(d)       Attract, retain and motivate the beneficiaries of the Company, and

(e)        Generate value for shareholders.

2.                  Definitions.

2.1. The following terms used in capital letters hereunder either in singular or plural shall have the following definitions:

(a)                Share  – These are nominal common shares which represent the social capital of the Company.

(b)               Parity Shares – These are Shares purchased by the Beneficiaries for participation in the Additional Stock Options Plan considering authorized receivables.

(c)                Beneficiary  – This is the director, statutory or not, and others of the Company and/or Subsidiaries, to whom Options may be granted.

(d)               Committee  – This is the Committee constituted by the Board of Directors to assist in the Plan management.

(e)                Board of Directors – This is the Board of Directors, composed of members appointed by the Company General Meeting.

(f)                Grant Agreement – This is the individual agreement entered between the Company and the Beneficiary which shall govern, particularly and specifically, the terms and conditions of Options granted to the latter under this Stock Options Plan for employees.

(g)               Additional Stock  Options  Agreement – This is the agreement entered between the Company and the Beneficiary which shall govern, particularly and specifically, the terms and conditions of Options granted under the Additional Shares Purchase Option Plan.

(h)               Subsidiary  – This is every and each society in which the Company holds rights that ensure priority in the company decision making process; and/or power to elect a majority of its management; and/or power to run the company´s businesses.

(i)                 General Guidelines – These are guidelines submitted and approved by the General Meeting which shall be complied by the Board of Directors and Committee, if formed, for the period of the Plan management.

(j)                 Notice of Option - This is the notice of the Beneficiary´s intention to exercise Due Options.

(k)               Option Price – This is the amount to be paid in national currency for the exercise of each Option and shall be calculated in accordance with item 10.

(l)                 Option  – This is the possibility of the Beneficiary to subscribe or purchase Shares at the Option Price. Each Option grants to its holder the contingent right to subscribe and/or purchase one (1) Share, upon the exercise of the Due Option.

(m)               Due Option– This is the option that met the conditions necessary to exercise preemptive subscription and/or purchase right of Shares, therefore they are able to be exercised.

(n)               Plan – This is the Stock Options Plan for employees in combination with Additional Stock Options Plan for employees managed by the Board of Directors and Committee, if formed, within the limits set forth by the applicable law and the General Guidelines.

(o)               Stock  Options Plan for employees– This is the plan to grant Options, based on results achieved by the Company.

(p)               Additional Stock Options Plan for employees – This is the plan to grant Options to the Beneficiary by the Company based on the results achieved by the Company, the award of which is based on a parity relationship with the Shares purchased by such Beneficiary at the stock market in which the Company negotiates its Shares.

(q)               Company  – Is the BRF S.A.

(r)                 Authorized  receivables – This is regarding the Profit Sharing (PR), hiring bonus and other receivables (excluding salary) authorized by the Board of Directors to acquire Parity Shares as for Additional Stock Options Plan received by Beneficiaries.

3.                  Stock Options Plan for employees

3.1.      Eligibility.

3.1.1. Beneficiaries shall be eligible to take part in the Stock Options Plan for employees.

3.1.2. In order to dispel any doubt, eligibility to take part in Shares Purchase Option Plan does not represent: (a) any warrant to granting of Options, which shall depend on the results achieved by the Company, as established by the Board of Directors, and the appreciation of the Company´s business; (b) any equality or analogy obligation between the Beneficiaries of the same hierarchical position, and (c) any guarantee of stability to the position held by the Beneficiary.

3.1.3. Each Beneficiary must sign a participation agreement to the Stock Options Plan for employees agreeing with all terms and conditions of the Plan.

3.2.      Granting of Options.

3.2.1. Ordinary Grant: Yearly, between February and May each year, the Board of Directors shall agree on the Beneficiaries on whose behalf options under the Stock Options Plan shall be granted, the Option Price of each Option and the conditions of its payment, terms and conditions of exercise of each Option and any other conditions related to such Options.

3.2.1.1. Extraordinary Grant: up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions shall be granted Options according to the Stock Options Plan to its Beneficiaries mentioned.

3.2.1.2. The granting of Options shall be based on (a) the achievement yearly by the Society of effective results and (b) the valuation of the Company´s business.

3.2.1.3. In order to dispel any doubt, there shall be no warrant for the annual grant of Options, which shall depend, among other factors, on the economic-financial feasibility of the annual grant of Options. In addition, any valuation of the Company´s business shall not necessarily cause the granting of Options.

3.2.1.4. At the sole discretion of the Board of Directors at the annual meeting called for the granting of Options may be determined not granting of Options.

3.2.2. The number of Options to be granted shall be determined by the Board of Directors in granting Options subject to the provisions herein.

3.2.3. The granting of Options under the Plan is accomplished by the execution of Grant Agreements between the Company and each of the Beneficiaries, which shall specify without prejudice to other conditions set forth by the Board of Directors or the Committee (as applicable):

3.2.3.1. (a) the amount of Options scope of the granting, (b) the conditions for receiving the right to exercise the Option, including grace periods; (c) the expiry date of the Options, (d) the Option Price and payment terms, and

(e) any other specific terms and conditions set forth by the Board of Directors, within the limits laid down in applicable law, General Guidelines and herein.

3.2.3.2. In order to dispel any doubt, the Granting Agreements shall be individual and may accordingly have different terms and conditions from one another, consistent with the sole discretion of the Board of Directors.

3.3.      Grace Period of the Stock Options Plan for employees (Vesting)

3.3.1. The Options granted under the Stock Options Plan for employees may be exercised by the beneficiaries, pursuant to minimum periods of grace hereunder:

(a)                Up to 1/3 (one third) of all Options may be exercised after one (1) year from the signature of the Granting Agreement;

(b)               Up to 2/3 (two thirds) of all Options may be exercised after 2 (two) years from the signature of the Granting Agreement, and

(c)                All Options may be exercised after three (3) years from the signature of the Granting Agreement.

3.3.1.1. Upon elapsing of the minimum deadlines stated above, which may be extended at the sole discretion of the Board of Directors in the Granting Agreement, exercisable Options shall be considered Due Options, and thus having the Beneficiary become entitled to exercise them at its discretion, respecting the maximum expire date of the Options set out in item 7, below.

4.                  Additional Stock Options Plan for employees

4.1. Eligibility.

4.1.1. Beneficiaries shall be eligible to take part in the Additional Stock Options Plan.

4.1.2.In order to dispel any doubt, eligibility to take part in Additional Stock Options Plan does not represent: (a) any warrant to granting of Options, which shall depend on the results achieved by the Company, b) any equality or analogy obligation between the Beneficiaries of the same hierarchical position, (c) any guarantee of stability to the position held by the Beneficiary (d) any guarantee of participation in the subsequent Additional Stock Options Plan.

4.1.3. Each Beneficiary shall sign a participation agreement to the Additional Shares Purchase Option Plan agreeing with all terms and conditions of the Additional Shares Purchase Option Plan.

4.2.      Granting of Options.

4.2.1. Ordinary Grant: Within 30 (thirty) days after signature of the annual participation agreement to the Additional Stock  Options Plan for employees, to the Beneficiary to purchase shares at the stock exchange market at which the Company negotiates its shares, Options shall be granted according to the proportion between the amount spent by the eligible participant to purchase shares of the Company at the stock exchange market on which the Company negotiates its shares and the value of profit-sharing received by the Beneficiary of the Company or the Subsidiary, as applicable in the purchase year.

4.2.1.1. Extraordinary Grant: up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions shall be granted Options according to the Additional Stock Options Plan. To those Beneficiaries, shall be granted the adherence to the Additional Stock Options Plan by signing an adherence term. Within thirty (30) days following the signing of the term, the Beneficiary to acquire Shares in the values on which the company trades its shares stock market, options will be granted according to the proportion between the amount spent by the Beneficiary to acquire those shares and the amount of grants received by the Authorized Recipient of the Company or the Subsidiary, as applicable, in the year of purchase options under the Stock Options Plan.

4.2.1.2. The number of Options to be granted will be determined as follows:

(i)To the Beneficiaries who spend a proportionate amount higher or equal to 50% of authorized receivables, Options equivalent to 4 times the number of parity shares shall be granted.

(ii) To the Beneficiaries who spend a proportionate amount higher or equal to 25% but less than 50% of authorized receivables, Options equivalent to 2 times the number of parity shares shall be granted.

(iii) To the Beneficiaries who spend a proportionate amount of less than 25% of authorized receivables, Options equivalent to 1 time the number of parity shares shall be granted.

4.2.1.3. In order to dispel all doubts, the number of Options to be granted in the event of non-integers shall be rounded off to the nearest whole number so that the number of Options is always an integer.

4.2.2. The Beneficiary, after the purchase at the stock exchange market on which the Company negotiates its shares ,shall show the purchase of Shares until the end of the period for the purchase of Parity Shares, as set out in section 4.2.1. above, upon delivering to the Company of the corresponding brokerage notes and sign the individual agreement of granting of option (the “Additional Stock Options Agreement”).In order to dispel any doubts, the Additional Stock Options Agreement may only be signed between the Company and its Beneficiary within 90 (ninety) days from the date of the signing of the adherence to the Additional Stock Options Plan.

4.2.2.1. The Additional Shares Purchase Option Agreement shall necessarily comprise: (a) the commitment by the Beneficiary of not negotiating Parity Shares by minimum deadlines set forth in Section 4.3.2. as follows; (b) the number of Options to be granted, (c) the conditions for receiving the right to exercise the Option, including grace periods; (d) the expiry date of the Options, (e) the Option Price and payment terms, and (f) any other specific terms and conditions set forth by the Board of Directors, within the limits laid down in the applicable law, General Guidelines and the Plan.

4.3. Grace Period of the Additional Stock Options Plan for employees (Vesting)

4.3.1.   Grace Period of Options. The Options granted under the Additional Stock  Options Plan shall be exercised by the Beneficiaries, pursuant to the following provisions:

(a) Up to 1/3 of all Options may be exercised after one (1) year after signature of the Additional Stock Options Agreement, as set forth in Section 4.3.2. below;

(b) Up to 2/3 of all Options may be exercised after two (2) years after the signature of the Additional Stock Options  Agreement, as set forth in Section 4.3.2. below, and

(c) All Options may be exercised within three (3) years after the signature of the Additional Stock Options Agreement, as set forth in Section 4.3.2. below.

4.3.2.   Validity of the Commitment of Non-Negotiation of Parity Shares. The granting of Options of the Additional Stock  Options Plan for employees has as prerequisite the commitment of non-negotiation of the Beneficiary´s parity shares.The commitment of non-negotiation of the parity shares shall be effective for a minimum period of 3 (three) years, being partially extended pursuant to the following deadlines:

(i) After 1 (one) year from the date of signature of the Additional Stock Options Agreement up to 1/3 of parity shares may be negotiated by the Beneficiary;

(ii) After 2 (two) years from the date of signature of the Additional Stock  Options Agreement until 2/3 of parity shares may be negotiated by the Beneficiary, and

(iii) After 3 (three) years from the date of signature of the Additional Stock Options Agreement, all the parity shares can be negotiated by the Beneficiary.

4.3.2.1. In order to dispel any doubt:

(a) in the event of default by the Beneficiary of the non-negotiation of parity shares, the Additional Stock Options Agreement shall be terminated with cause and all options granted by the Additional Stock Options Agreement shall be canceled, including, but not limited to the Due Options.Such termination shall not entail any Beneficiary´s indemnity right either of the Company and/or the Subsidiaries, and

(b) it is included in the hypotheses of negotiation: (i) establishment of any liens and/or encumbrances of any nature on the parity shares, (ii) the sale, assignment, transfer, exchange and/or any form of transfer of parity shares under any circumstance or premise, (iii) the rent of Parity Shares.

5.                  Plan Management

5.1. The Plan management shall be under the responsibility of Board of Directors of the Company, which may, at its sole discretion, use the Compensation and Development Committee of People to assist them.

5.2. The Board of Directors will have  extensive powers to take all necessary measures to implement and/or amend the Plan, within the limits laid down in the applicable law and the General Guidelines. Among the powers of the Board of Directors are, without limitation, including extensive powers to:

(a)                Analyze, approve the recommendations concerning the Beneficiaries, as well as the number of Options granted;

(b)               Ensure compliance with the rules of the Plan, and to judge cases and not provided for therein;

(c)                Perform the grants of Options of the Plan.

(d)               Monitor the operation of the Plan, market practice and legislation being able to change the rules applicable to the Plan within the limits set forth by the applicable law and General Guidelines,

(e)                Propose adjustments to the General Guidelines which shall be submitted for approval by the General Meeting; and

(f)                Approve raises in the social capital of the Company, within the limit of authorized capital and/or negotiate privately with shares held in treasury to comply with the obligations set out in the Plan.

5.3.  In order to dispel any doubt, any amendments to the Plan by the Board of Directors shall affect Options already granted (provided that the respective Granting Agreements and/or Additional Options) as well as those to be granted, except for the Due Options, which may have their terms and conditions changed only by amendment to the Granting Agreement or Additional Stock Options Agreement by the Company and signed by the Beneficiary, except as provided in Section 5.3.1. below and amendments in the applicable law.

5.3.1. The Board of Directors, in order to preserve the objectives of the Plan set out in item 1 above, may, provided that the respective Granting Agreements and/or Additional Stock  Options Agreement: (a) change, annually, the number of Options granted and not yet exercised, and/or (b) change the option price of Options not yet exercised taking into account factors that impact significantly on the price of the Shares on stock exchanges, such as: (i) decisions of the Board of Directors, (ii) decisions of the General Meeting; and (iii) market factors unrelated to the intention of the Company and/or Subsidiaries.

6.                  Actions.

6.1. Shall be object of this Plan nominal common shares representing the social capital of the Company (the “Action”) which shall ensure to their holders the same rights and obligations set out for the remaining shares issued by the Company.

6.2. Each Option shall grant to its holder, once exercisable pursuant to item 3.3 and 4.3 above, the right to purchase or subscribe for one (1) Share.

6.3. In order to address the Options, the Board of Directors may, in accordance with the Law and specific regulations (namely the Instruction CVM Number 390/03 and Law 6404/76, as amended), proceed with the issuance of new Shares within the limits of capital authorized or negotiate privately shares held in treasury.

            6.3.1. In any event at any time, the number of Options granted may not exceed in aggregate, 2,5 (Two point five percent) of the total number of Shares of the Company.

6.4. In order to dispel all doubt, in accordance with § 3 of article 171 of Law No. 6.404/76, there shall be no preferential right to grant and/or to exercise the Options.

7.                  Maximum Validity Term for the Exercise of Options.

7.1.  All Options shall be exercised by the Beneficiary within the maximum validity term of 5 (five) years after the signature of the Grant Agreement or the Additional Stock  Options Agreement, as applicable.

7.1.1. The Options not exercised within a maximum term shall be canceled and the Beneficiary shall have no more right to complain of the Company and/or the Subsidiaries with regard to such Options.

8.                  Negotiation of Options and Shares

8.1. The Options, including the Due Options, granted to the Beneficiaries are individual and non-transferable, except in case of succession upon Beneficiary´s death, in which the provisions of item 11 below shall apply.

8.2. It is expressly forbidden for the Beneficiaries to execute financial operations of derivatives tied or related to their Options.

8.3. If there is no legal restriction, the Beneficiaries may freely negotiate the Shares purchased by exercise of Due Options.

8.4. The Beneficiaries shall report quarterly the negotiation on the Shares of the Company, be the purchase either by the exercise of Due Options or transfer, under any circumstance or premise, the Shares purchased by exercising of Due Options.

9.                  Exercise of Options.

9.1. The Beneficiary may exercise all or part of the Due Options, at any time, subject to the maximum of validity term as described in item 7 above, by an express notice in writing of their intention to exercise their Due Options (the “Notice of Exercise”).

9.1.1. The Notice of Exercise shall be in accordance with the communication model to be included in the Granting Agreement or Additional Stock Options Agreement, as applicable, and shall contain: (a) the number of Due Options that the Beneficiary intends to exercise; and (b) payment method, in accordance with the alternatives allowed under the Granting Agreement or the Additional Stock Options Agreement, as applicable.

9.1.2. The Notice of Exercise may be filed within 30 days after publication of the Annual Financial Statements.

Upon failure of exercising the right within the previously mentioned term, the Beneficiary may do so within 30 days after the disclosure to the CVM of the Financial Statements of the First, Second and Third Quarter.

9.2. Not observed any legal impediments, the Board of Directors at a regular monthly meeting immediately following receipt of the Notice of Exercise, shall promote a raise of social capital of the Company within the limit of authorized capital, or shall execute all necessary actions to authorize the private negotiation of Shares held in treasury in order to grant the Beneficiary with Shares relating to exercised Due Options.

9.2.1. The option exercise, executed under the terms of this Section 9, shall be formalized by entering of a Shares Subscription Term; Shares Purchase and Sale Agreement, or any other document as may be determined by the Board of Directors and/or financial institution in charge of bookkeeping of the Shares, which shall necessarily contain, the following information: (a) the number of Shares purchased or subscribed, (b) the Option Price, and (c) the payment method;.

9.2.2. The Company shall execute all acts necessary in order to register the Shares subscribed or purchased by the Beneficiary at the financial institution in charge of the bookkeeping of the Shares.

9.2.3. The Shares purchased or subscribed shall be entitled to dividends and other earnings as if they had been purchased on the same date, at BM&FBovespa.

10.              Option Price of Options and Payment Method.

10.1. The Option Price shall be determined by the Board of Directors and be equal to the average closing price of Shares in 20 biddings prior to signing of the Granting Agreement or the Additional Stock Options Agreement, as applicable.

10.1.1. The Option Price shall be adjusted monthly by the IPCA, or any other rate chosen by the Board of Directors, until the month prior to mailing of the Notice of Exercise of Due Options.

10.2. Payment can be made by the Beneficiary within 5 (five) business days after registration of the Shares on their behalf, provided the Beneficiary is using the net balance of negotiation of the Shares purchased by exercising the Options to pay the Option of Exercise.

11.              Dismissal, Retirement, Permanent Invalidity or Death.

11.1. In case of dismissal of the Beneficiary, the following shall be observed:

11.1.1. In the event of dismissal be voluntary or by means of initiative of the Company unfairly, the Due Options shall have their validity term anticipated and shall be exercised within a maximum of 30 (thirty) days of notice of dismissal; and the Options not yet due shall be canceled.

11.1.2. In the event of the dismissal be initiated by the Company fairly, all Options granted to the Beneficiary, including but not limited to the Due Options shall be canceled after the dismissal notice.

11.1.3. Options canceled as provided in items 11.1.1. and 11.1.2 above shall grant no liability of any compensation to the Beneficiary.

11.1.4. Grant Agreements or Additional Stock Options Agreements shall be terminated from the date of the Beneficiary´s dismissal, and such termination shall not grant any right of compensation to the Beneficiary.

11.1.5. Provisions of item 11.1,. in the case of executive officers not re-elected to their respective positions shall not be applied, provided they remain in the Company´s employees board and/or the Subsidiaries, in which the Granting Agreements or the Additional Stock Options Agreement, as applicable, shall remain effective with the same terms and conditions.

11.2. In case of retirement for period of service or permanent inability of the Beneficiary, the Due Options may be exercised within the expiration date set forth in the Granting Agreement or the Additional Stock Options Agreement; as applicable, and the Options which are not yet due shall automatically be considered Due Options, immediately exercisable within the validity term set forth in the Granting Agreement or the Additional Stock Options Agreement, as applicable.

11.3.  Upon Beneficiary´s death, the Options shall be transferred to the their heirs and/or legatees of the Beneficiary, and the Due Options may be exercised within a new validity term of 12 (twelve) months from the date of the Beneficiary´s death; and the Options which are not yet exercisable shall be considered immediately granted and Due Options, and may be exercised within the validity term of 12 (twelve) months from the date of the Beneficiary´s death.

12.              Society Restructure and Change in Number of Shares.

12.1. In the event of society restructure, whether by merger, consolidation or transformation of the Company, or in the event of exit of the Society from the Novo Mercado segment, the Management Council shall act on the effects of the society restructure for the Options granted until the date of the event.

12.2. In the event of change in the number of Shares, whether by grouping, splitting or bonus Shares, the Options and the Option Price may also be adjusted at the discretion of the Management Council in order to avoid distortion and damage to the Company and/or Beneficiaries.

13.              Miscellaneous.

13.1. The Plan shall enter into force upon its approval by the General Meeting being effective for a maximum term of 5 (five) years.

13.1.1. In order to dispel any doubt, the termination of the Plan within five (5) years shall not result in the cancellation of any Options granted during the validity of the Plan, which shall remain valid until the end of its validity, except the assumptions provided in this Plan of anticipated date of maturity.

13.2. Any dispute arising out from this Plan shall be settled in arbitration proceedings under the Rules of Arbitration of the Market Arbitration Chamber in accordance with Article 46 of the Bylaws of the Company.

13.3. This Plan shall have the same effectiveness of a Shareholders´ Agreement, and shall be recorded in the corporate records of the Company for all purposes of article 118 of Law No. 6.404/76.

April, 3 2014

III APPENDIX

STOCK OPTIONS PLAN FOR EMPLOYEES BRF S.A. Approved by Extraordinary General Shareholder Meeting on April 3rd 2014.

STOCK  OPTIONS PLAN BRF S.A.

This Plan Option Shares is subject to the provisions below and applicable law .

1. Definitions

1.1. The expressions below, when used herein with initial capitalized shall have the meanings assigned to them below, unless expressly provided otherwise:

“Shares" means the common shares, nominative and without par value issued by the Company ;

“Beneficiaries" means the directors, statutory or no, and other persons occupying positions in the Company or another company under their control, in favor of which the Company grant one or more options under this Plan;

“BM&FBOVESPA " means the BM&FBOVESPA SA – Stock Exchange, Commodities and Futures ;

“Committee " means the committee established to advise the Board of Directors of the Plan , pursuant to Section 4.1 below ;

"Company” means the BRF SA , with headquarters at Jorge Tzachel St. , 475 , Zip Code : 88301-600 , Itajai , City of Itajai , state of Santa Catarina , enrolled with the CNPJ / MF under No. 01.838. 723/0001-27;

“Board of Directors" means the board of directors of the Company;

“Stock Options Agreement" means the particular instrument granting of options to purchase shares concluded between the Beneficiary and the Company , whereby the Company grants stock options to the Beneficiary ;

" Grant Date " unless otherwise expressly provided in this Plan or the Option Agreement means , in respect of options granted to each Beneficiary , the date of the Board meeting which approved the grant of such options ;

“Termination" means the termination of the legal relationship manager or employee between the Beneficiary and the Company or other companies controlled by it for any reason , including without limitation resignation, removal , replacement or expiration of the term without reelection to the office of director , resignation or voluntary dismissal , with or without cause , termination of service , retirement, permanent disability and death contract;

“Options " means the options to purchase shares granted by the Company to the Beneficiaries under this Plan;

“Eligible Persons " means persons who may be elected as Beneficiaries under item 3.1 below ;

“Plan” means this Plan Option Shares; and

"Exercise Price” means the price to be paid by the Beneficiary to the Company in payment of the Shares acquired through the exercise of their options, as determined in section 7.1 below.

2. Purpose of the Plan

2.1. The Plan aims to enable Eligible Persons, subject to certain conditions, to acquire shares , in order to: ( a) encourage expansion , success and achievement of the corporate objectives of the Company , (b) align the interests of shareholders to the Eligible Persons , and (c) allow the Company or other companies under its control to attract and retain (s) linked to Eligible Persons .

3. Eligible Employees

3.1. May be elected as Beneficiaries of Options under the Plan directors, statutory or no, and other persons occupying positions in the Company or other companies under their control.

4. Administration of the Plan

4.1. The Plan will be administered by the Board of Directors, which may, subject to the relevant legal provisions, constitute a Committee specially created to assist him in the administration of the Plan.

4.2. Pursuant to the terms and conditions of the Plan and the guidelines established by the Company's General Meeting, the Board of Directors shall have full powers to take all necessary and appropriate measures for the administration of the Plan, including:

(a) The creation and application of general rules for the granting of options under the Plan, and the solution of questions of interpretation of the Plan;

( c ) the election of the Beneficiaries and the authorization to grant options in your favor , setting out all the conditions of the Options to be granted , as well as the modification of such conditions when necessary or convenient , and

(d) The issuance of new shares within the authorized capital limit or authorization for disposal of treasury stock to satisfy the exercise of options granted under the Plan.

4.3. In exercising its powers, the Board of Directors will be subject only to the limits of the law and the regulations of the Securities Commission and the Plan, it being understood that the Board of Directors may treat differently administrators and employees of the Company or other companies under its control that are in a similar situation, not being bound by any rule of equality or similarity, to extend to all the conditions that it deems applicable only to one or a few.

4.4. Decisions of the Board of Directors of the Company are binding on the Company in respect of all matters related to the Plan.

5. Granting of Options

5.1. Annually or when deemed advisable , the Board of Directors approve the grant of options , choosing the Beneficiaries in favor of whom Options shall be granted under the Plan , setting the exercise price of the Options and payment conditions , establishing the terms and conditions for the exercise of options and impose any other conditions relating to such options .

5.2. Each Option will entitle the beneficiary to purchase 1 (one) share, subject to the terms and conditions set forth in the Option Agreement.

5.3. The grant of Options under the Plan is held by concluding Option Agreements between the Company and the Beneficiaries , who shall , without prejudice to other conditions determined by the Board : ( a) the amount of the grant Options under (b ) the performance goals of the Company and other terms and conditions for entitlement to exercise the Options , ( c ) the deadline for exercising the options , and ( d ) the Exercise Price and payment terms.

5.4. The Board of Directors, may make the exercise of the Option to certain conditions as well as impose blackout periods for trading (lock-up) part of the Shares and other restrictions on the transfer of shares acquired upon exercise of options, may also reserve for the Company to repurchase options and / or rights of first refusal in case of sale by the Beneficiary of those Shares.

5.5. Option Contracts shall be concluded with individual Beneficiary, and the Board of Directors , establish terms and conditions for each Option Agreement , no need to apply any rule of equality or similarity between the Beneficiaries , even if they are in similar situations or identical .

5.6. Options granted under the Plan, as well as their exercise by the Beneficiaries have no relationship or are linked to their compensation, fixed or variable, or any profit sharing.

5.7. Notwithstanding any provision to the contrary in the Plan or the Option Agreement, the Options granted under the Plan shall terminate automatically, stopping all its effects in its own right, in the following cases:

(a) upon the full exercise ;

(b) after the expiry of the term of the Option ;

(c) upon the termination of the Option Agreement ;

(d) if the Company is dissolved, liquidated or declared bankrupt , or

(e) in the cases stipulated in item 9.2 of this Plan .

6. Shares Subject to the Plan

6.1. Subject to the adjustments set forth in Section 11.2 below, the total number of Shares that may be acquired under the Plan shall not exceed 0.5% (zero point percent) of the Shares representing the total share capital of the Company, provided that the total number of Shares issued or might be issued under the Plan is always within the limits of the authorized capital of the Company. If any Option is terminated or canceled without having been fully exercised, the Shares subject to such Options shall again become available for future grants of options.

6.2. In order to satisfy the exercise of options granted under the Plan, the Company may, at the discretion of the Board of Directors to issue new shares within the authorized capital limit or sell shares held in treasury.

6.3. Shareholders are not entitled to preference in the grant or exercise of options under the Plan as provided in Article 171, Paragraph 3, of Law 6.404/76.

6.4. The Shares acquired by the exercise of options under the Plan will retain all rights pertaining to their species, except possibly as otherwise established by the Board of Directors.

7. Exercise Price of Options

7.1. The exercise price of options granted under the Plan will be determined by the Board at the Date of Grant, provided that it will never be less than the trading price of the Company's shares on the

BM&FBOVESPA, weighted by trading volume, the twenty (20) average last trading sessions preceding the grant date, adjusted for inflation according to the determined by the Board index.

7.2. The Exercise Price shall be paid by the beneficiaries within 5 (five) business days after registration of the Shares on behalf of the Beneficiaries.

8. Exercise of Options

8.1. Without prejudice to other terms and conditions set forth in the respective Option Agreements , the options become exercisable after a vesting period of at least eighteen (18) months from the Grant Date , as may be set by the Board of Directors of the Company .

8.1.1. The options will be exercisable until the last business day of the calendar year in which to complete the 4th anniversary of the Grant Date. Options not exercised within the stipulated terms and conditions shall be deemed automatically canceled without any compensation.

8.2. The beneficiary who wishes to exercise his option shall notify the Company in writing of its intention to do so and indicate the amount of options you want to pursue, under the communication model to be released by the Board of Directors.

8.3. The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations , restrict or prohibit the trading of Shares by the Beneficiaries .

8.4. No Beneficiary shall have any rights or privileges of a shareholder of the Company until their options are properly exercised and their Shares purchased or subscribed under the Plan and the respective Option Agreement. No Shares will be issued to the Beneficiary as a result of the exercise of the Option unless all legal and regulatory requirements have been fully met.

9. Assumptions of Withdrawal of the Company and its Effects

9.1. In the event of termination of the beneficiary, the rights granted under the Plan may be terminated or modified, as provided in Section 9.2 below.

9.2. If at any time the Grantee:

(a ) leaves the Company as a result of being fired for cause or removal from office for violating the duties and responsibilities of the administrator, all Options exercisable or not yet exercisable in accordance with the respective Option Agreement on the date its shutdown , shall be automatically canceled by operation of law, regardless of prior warning or notice , and without any right to compensation ;

( b ) leaves the Company as a result of being unfair dismissal or removal from office without violation of the duties and powers of trustee, or beneficiary of the will itself, resigning from his job or resigning his position as manager : ( i ) Options not yet exercisable in accordance with the respective Option Contract , on the date of Termination, shall become exercisable in proportion to the period of vesting in which the beneficiary has worked for the Company, provided that they meet the conditions specified in the respective Option Contract, and may be exercised within [30] ([thirty]) days from the date of the end of the vesting period , and ( ii ) the options exercisable in accordance with the respective Option Contract , on the date of Termination may be exercised within thirty (30) days from the date of the Termination, after which the same will be automatically canceled by operation of law, regardless prior warning or notice, and without any right to compensation ;

( c ) leaves the Company due to retirement or permanent disability: ( i ) Options not exercised in accordance with the respective Option Contract , on the date of Termination , shall become exercisable in proportion to the period of vesting in which the beneficiary has worked for the Company, provided that they meet the conditions specified in the respective Option Contract, and may be exercised within [30] ([thirty]) days from the date of the end of the vesting period , and ( ii ) the options exercisable in accordance with the respective Option Contract , on the date of Termination may be exercised within sixty (60) days from the date of the Termination , and ( ii ) Options exercisable in accordance with the respective Option Contract , on the date of Termination shall remain valid and may be exercised under this plan and respective Option Contract , and

( d ) resign from the Company due to death : ( i ) Options not exercised in accordance with the respective Option Contract , on the date of Termination , shall become exercisable in proportion to the period of vesting in which the beneficiary has worked for the Company, provided that they meet the conditions specified in the respective Option Contract, and may be exercised within within 12 (twelve ) months from the date of the end of the vesting period, after which the same will be automatically canceled by operation of law, regardless of prior warning or notice , and without any right to compensation , and ( ii ) options already exercisable in accordance with the respective Option Contract, on the date of his death , may be exercised by the legal heirs and successors of the Beneficiary , within twelve (12) months from the date of the shutdown , after which the same will be automatically extinguished , of law , regardless of prior warning or notice , and without any right to compensation .

9.3. Notwithstanding the provisions of 9.2 above, the Board of Directors may, in its sole discretion, if it deems that the social interests will be best served by such a measure, but observe the rules stipulated in item 9.2 , giving preferential treatment to certain beneficiary.

10. Effective Term Plan

10.1. The Plan shall become effective on the date of its approval by the Company's General Meeting and shall remain in force for an indefinite period and may be terminated at any time by decision of the General Assembly. The termination of the Plan shall not affect the validity of the Options still in force granted under it.

11. General Provisions

11.1. The grant of Options under the Plan shall not prevent the Company from engaging in corporate restructuring transactions, such as transformation, merger, spin-off shares. The Board of Directors of the Company and the companies involved in such operations may, at its discretion, decide as to the effects of the operation to the Options granted to the event date.

11.2. If the number , type and class of Shares existing at the date of approval of the Plan be amended as a result of bonuses, stock splits , reverse splits or conversion of shares of one class into another species or conversion into shares or other securities issued by the Company , the Board of Directors , make a corresponding adjustment to the number , type and class of Shares subject to the Options granted and their respective exercise price , in order to maintain the balance of relations between the parties , avoiding distortions in implementing the Plan .

11.3. No provision of the Plan or Option granted under the Plan shall confer upon any Beneficiary the right to remain as manager and / or employee of the Company, nor shall it interfere in any way the right of the Company, at any time and subject to legal conditions and contract, terminate the contract of employment of the employee and / or stop the trustee's mandate.

11.4. Each Beneficiary shall expressly adhere to the terms of the Plan, by written, without qualification, as defined by the Board of Directors statement.

11.5. The Board, in the interest of the Company and its shareholders, may revise the terms of the Plan, provided they do not change its basic principles.

11.6. Any significant changes to the regulation of corporations, public companies, labor legislation and / or the tax effects of a stock option plan, may lead to a complete revision of the Plan.

11.7. Options granted under this Plan are personal and not transferable, the Beneficiary may not, under any circumstances, assign, transfer or otherwise dispose of any third party options, or the rights and obligations attaching thereto.

11.8. The cases shall be governed by the Board of Directors, consulting, when it deems appropriate, to the General Assembly. Any Option granted under the Plan is subject to all the terms and conditions set forth herein , the terms and  conditions which shall prevail in case of inconsistency regarding the provisions of any contract or document referred to in this Plan .